Exhibit 99.1

Janice Daue
202-752-2131

3258

August 26, 2004

Fannie Mae’s Marzol to Lead Company’s Strategy and Competitive Analysis Group

WASHINGTON, DC — Fannie Mae (FNM/NYSE), the nation’s largest source of financing for home mortgages, today announced that effective September 1 Adolfo Marzol will assume the role of the company’s Senior Vice President of Strategy and Competitive Analysis. Since 1998, Marzol has served as the Chief Credit Officer at Fannie Mae.

Timothy Howard, Fannie Mae’s Vice Chairman and Chief Financial Officer, said, “After six successful years as Chief Credit Officer and more than eight years with Fannie Mae, Adolfo expressed his interest in taking on new responsibilities and a new set of challenges at the company. His deep knowledge of Fannie Mae, extensive experience in the mortgage industry, and superb strategic insights will be exceptionally valuable to us in his new corporate strategy position.”

“I am very appreciative that Fannie Mae would accommodate my desire to transition to a new role,” said Marzol. “I am pleased to be able to make this change at a time when our credit portfolio is in exceptionally good shape and our credit outlook for 2004 is very favorable.”

Howard said that concurrent with the change in Marzol’s responsibilities the company will take the next step in its plan to move transactional risk management responsibilities to its business units while strengthening the integration of its financial risk assessment capabilities at the corporate level. As part of these changes, Marzol’s responsibilities will be divided among the enhanced credit teams within each business unit, the Risk Policy Committee chaired by Howard, and a newly created finance department called Credit Finance. Marzol will continue to serve on Fannie Mae’s Risk Policy Committee, providing his ongoing input into the company’s corporate risk policies and management practices.

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Adolfo Marzol
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“I am very confident that these changes to our credit organization will further strengthen the excellent credit culture and risk management capabilities we have developed within our credit businesses, and enable us to maintain our strong record of credit quality,” added Marzol.

Howard also noted that because the Office of Federal Housing Enterprise Oversight (OFHEO) proposed corporate governance rule addresses issues related to the organization of risk management activities, the company anticipates making further changes to its risk management structure once the final rule is in place.

The previous Senior Vice President of Strategy and Competitive Analysis was Mercy Jimenez, who now serves as Senior Vice President of the company’s National Business Center.

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Forward-Looking Statements
 This release includes forward-looking statements, including statements regarding Fannie Mae’s future credit outlook. These statements are based on management’s estimates of trends and economic factors in the markets in which Fannie Mae is active as well as the company’s business plans. Such estimates and plans may change without notice and future results may vary from expected results if there are significant changes in economic, regulatory, or legislative conditions affecting Fannie Mae or its competitors. For a discussion of these factors, investors should review Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission (SEC), which are available on the company’s Web site at www.fanniemae.com/ir and SEC’s Web site at www.sec.gov under “Federal National Mortgage Association” or CIK number 0000310522. Fannie Mae undertakes no duty to update these forward-looking statements.

Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae has pledged through its “American Dream Commitment” to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. Since 1968, Fannie Mae has provided $6.3 trillion of mortgage financing for 63 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”